Exhibit 99.4

August 10, 2017

Board of Directors

First South Bancorp, Inc.

1311 Carolina Avenue

Washington, NC 27889

Members of the Board:

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of First South Bancorp, Inc. and dated June 9, 2017, in the Joint Proxy Statement/Prospectus of Carolina Financial Corporation and First South Bancorp, Inc., which is part of the Registration Statement on Form S-4 of Carolina Financial Corporation, and to the references to our firm in such Proxy Statement/Prospectus. Raymond James further consents to the attachment of the Opinion Letter as Appendix C to the Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Raymond James & Associates, Inc.

880 Carillon Parkway // St. Petersburg, FL 33716

T 727.567.1000 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC